Exhibit 99.1

CONTACT:
InvestorRelations@getcosi.com

Così, Inc. Reports 2015 Period 11 Comparable Restaurant Sales
Boston, MA – December 9, 2015 - Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported that estimated system-wide comparable restaurant sales for the 2015 Period 11, as measured for restaurants in operation for more than 15 months, recorded an aggregate increase of 0.7% as compared to the 2014 Period 11.  The breakdown in estimated comparable restaurant sales between Company-owned and Franchised restaurants is as follows:

For the 4-Weeks Ended November 30, 2015
Company-Owned	0.1%
Franchise	1.9%
Total System-Wide	0.7%

Comparable locations are defined as restaurants in operation for more than 15 consecutive months as either Company-owned or Franchise-owned locations.  The 13 Hearthstone restaurants were acquired by the Company on April 1, 2015, and are not included in the reported Company-owned estimated comparable restaurant sales.  For the 2015 Period 11, the Hearthstone locations recorded an aggregate increase in comparable restaurant sales of 3.6% compared to the 2014 Period 11.
“We recorded sales growth in most of our corporate and franchised markets, strengthening our momentum going into 2016.  I remain confident that our focus on execution and guest service, along with our marketing strategy, will continue to drive traffic and contribute to the cash flow improvements we are already seeing.” stated RJ Dourney, Così’s President and CEO.

On the first three Fridays in November, Così issued a challenge to New Yorkers - together let’s #feedthecity.  Così participated in this challenge by offering free sandwiches and encouraging guests to make donations to the Food Bank for New York City.

“The #feedthecity campaign reintroduced consumers to Così while giving back to our community.  The campaign generated trial by new guests which had a residual impact on new transaction growth post-promotion,” said Dourney.  “New Yorkers responded to our challenge by visiting our restaurants and sharing their generosity.  We gave away thousands of sandwiches over the three weeks and received donations to cover 20,000 meals for those in need.  We appreciate the efforts of all those involved for making this event a success.”

About Così, Inc.

Così (http://www.getcosi.com) is an international fast casual restaurant company.  At the heart of every Così® restaurant is an open-flame stone-hearth oven where the Così® signature flatbread is made from scratch throughout the day.  The flatbread is made from a generations-old recipe and is part of many Così® favorites. Così® was founded on the idea that good-for-you food should be delicious.  Menu items are made using fresh ingredients and distinctive sauces and spreads to create edgy flavors.  The menu features made-to-order sandwiches, hand-tossed salads, bowls, breakfast wraps, melts, all natural soups, signature Squagels®, artisan flatbread pizzas, S`mores, snacks and desserts.  Guests can also enjoy handcrafted beverages and a variety of coffee-based and specialty beverages.

Così® employees create a welcoming environment where guests are invited to relax and enjoy great food.  In many cases, Così® is the cornerstone of the communities that they are in and take pride in supporting community organizations and local charities. There are currently 79 Company-owned and 31 franchise restaurants operating in fifteen states, the District of Columbia, Costa Rica and the United Arab Emirates.

"Così," "(Sun & Moon Design)" and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at

http://www.getcosi.com in the investor relations section.

Miguel Rossy-Donovan
Chief Financial Officer
(857) 415-5020